PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
October 24, 2022	(804) 217-5897
DYNEX CAPITAL, INC. ANNOUNCES
THIRD QUARTER 2022 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its third quarter 2022 results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Third Quarter 2022 Summary
•Total economic loss of $(2.17) per common share, or (12.9)% of beginning book value, comprised of a decline in book value per common share of $(2.56) to $14.23 as of September 30, 2022 partially offset by dividends declared of $0.39 per common share for the third quarter of 2022
•Comprehensive loss of $(2.20) per common share and net loss of $(1.07) per common share
•Realized gains on interest rate hedges included in GAAP results were $149.6 million for the third quarter and $486.0 million year-to-date
•Earnings available for distribution ("EAD") to common shareholders, a non-GAAP measure, of $0.24 per common share, excludes the benefit of interest rate hedge gains and includes severance expenses of approximately $0.06 per share related to our CFO transition
•REIT taxable income for the third quarter of 2022 includes an estimated benefit of $9.4 million, or $0.21 per common share, from amortization of deferred tax hedge gains
•Net interest spread of 0.23% and adjusted net interest spread, a non-GAAP measure, of 1.12%
Management Remarks
“The third quarter of 2022, and in particular September, continued to be defined by extreme interest rate volatility and spread widening driven by increasing interest rates domestically and geopolitical factors. While we experienced a decline in book value during the quarter related to this volatility and spread widening, our liquidity remains solid. We are prepared and well-positioned to benefit when the markets find equilibrium,” stated Byron L. Boston, Chief Executive Officer. “Our disciplined top-down macroeconomic focus has led us to pursue an ‘up in credit, up in liquidity’ strategy for the past several years. As a result, our portfolio continues to be comprised of highly liquid Agency MBS assets, and our strong balance sheet provides us the ability to remain steadfast in allocating our capital and making prudent investment decisions. As always, our experienced management team is committed to providing our investors an attractive long-term return, and we will continue to be disciplined, patient and ethical stewards of their capital.”

Earnings Conference Call
As previously announced, the Company's quarterly conference call to discuss third quarter 2022 results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.
Third Quarter 2022 Results
During the third quarter of 2022, the market value of the Company's investment portfolio declined but was partially offset by gains on the Company's hedging portfolio. Agency RMBS spreads widened during the third quarter, resulting in a reduction in the market value of the Company's portfolio which exceeded the gains from interest rate hedges the Company uses to mitigate the impact of higher interest rates. The Federal Reserve has been aggressively raising the U.S. Federal Funds rate all year in an effort to tame inflation, which has caused the Company's borrowing costs to increase. As a result, net interest income for the third quarter declined approximately 50% from the second quarter of 2022. In addition to lower net interest income, comprehensive results for the third quarter of 2022 were also impacted by non-recurring severance expenses of $2.7 million, or $0.06 per common share, related to the CFO transition in August 2022. The non-recurring severance expenses and lower net interest income were also the primary drivers of the $(0.16) decline in the Company's EAD to $0.24 per common share for the third quarter of 2022 when compared to the prior quarter. However, the Company continues to benefit from significant gains on the interest rate hedges it uses to buffer losses due to rising interest rates. Interest rate hedge gains, which are recognized in GAAP earnings when realized, are excluded from the Company's calculation of EAD, but will become a part of the Company's distribution requirements when amortized into REIT taxable income over time. Further discussion of these interest rate hedge gains is provided below under "Hedging Portfolio".
The following table summarizes the changes in the Company's financial position during the third quarter of 2022, including its components of comprehensive loss to common shareholders:

($s in thousands except per share data)	Net Changes in Fair Value	Comprehensive Income	Common Book Value Rollforward	Per Common Share
Common shareholders' equity, June 30, 2022 (1)			$730,865	$16.79
Net interest income		$7,122
TBA drop income		16,282
General & administrative and other operating expenses		(10,579)
Preferred stock dividends		(1,923)
Changes in fair value:
MBS and loans	$(191,272)
TBAs	(197,590)
U.S. Treasury futures	281,827
Options on U.S. Treasury futures	630
Interest rate swaptions	(4,202)
Total net change in fair value		(110,607)
Total comprehensive loss to common shareholders			(99,705)	(2.20)
Capital transactions:
Net proceeds from stock issuance			46,561	0.03
Common dividends declared			(17,955)	(0.39)
Common shareholders' equity, September 30, 2022 (1)			$659,766	$14.23
(1)Common shareholders' equity is total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.

Investment Portfolio
The following table provides information about the performance of the Company's MBS (including TBA securities) and repurchase agreement financing for the third quarter of 2022 compared to the prior quarter:

	Three Months Ended
	September 30, 2022			June 30, 2022
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)
Agency RMBS	$14,819	$2,779,765	2.13%	$12,860	$2,733,199	1.88%
Agency CMBS	98	165,280	2.18%	1,259	173,647	2.87%
CMBS IO (5)	4,126	265,507	5.24%	4,003	273,427	4.69%
Non-Agency MBS and other	140	3,842	7.21%	86	4,404	6.66%
MBS and loans	19,183	3,214,394	2.40%	18,208	3,184,677	2.18%
Cash equivalents	1,221			127
Total interest income	$20,404			$18,335

Repurchase agreement financing	(13,282)	2,398,268	(2.17)%	(4,262)	2,486,217	(0.68)%
Net interest income/net interest spread	$7,122		0.23%	$14,073		1.50%

TBA securities (6)	16,282	3,223,320	1.98%	11,074	1,821,987	2.40%
Adjusted net interest income/adjusted net interest spread (7)	$23,404		1.12%	$25,147		1.84%
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Cost of funds is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO includes Agency and non-Agency issued securities.
(6)Drop income from TBA securities is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(7)Adjusted net interest spread includes the impact from TBA drop income of 89 and 34 basis points, respectively.

The following table provides detail on the coupon composition of the Company's 30-year fixed-rate Agency RMBS (including TBA securities) as of the dates indicated:

	September 30, 2022			June 30, 2022
	Par/ Notional	Amortized Cost/ Implied Cost Basis (1)(3)	Fair Value (2)(3)	Par/ Notional	Amortized Cost/ Implied Cost Basis (1)(3)	Fair Value (2)(3)
Agency RMBS By Coupon
($s in thousands)
2.0%	$1,216,522	$1,233,755	$990,613	$1,248,457	$1,266,375	$1,091,610
2.5%	673,133	700,586	570,627	1,095,110	1,141,384	992,388
4.0%	333,469	337,653	312,433	135,312	139,363	135,620
4.5%	815,020	811,695	780,145	—	—	—
5.0%	125,900	128,219	122,752	—	—	—
TBA 2.5%	400,000	345,750	335,906	353,000	322,721	318,114
TBA 3.0%	—	—	—	1,020,000	956,053	950,994
TBA 3.5%	800,000	729,313	719,406	800,000	762,313	769,832
TBA 4.0%	1,539,000	1,484,523	1,426,765	800,000	775,498	788,563
TBA 4.5%	780,000	753,353	742,009	350,000	347,737	351,039
Total	$6,683,044	$6,524,847	$6,000,656	$5,801,879	$5,711,444	$5,398,160
(1)Implied cost basis of TBAs represents the forward price to be paid for the underlying Agency MBS.
(2)Fair value of TBAs represents the implied market value of the underlying Agency MBS.
(3)TBAs are included on the consolidated balance sheet within “derivative assets/liabilities” at their net carrying value which is the difference between their implied market value and implied cost basis.

Repurchase Agreement Financing
The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	September 30, 2022			June 30, 2022
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$963,976	2.86%	63	$1,742,085	1.46%	53
30 to 90 days	1,603,853	2.82%	75	211,447	1.03%	187
91 to 180 days	441,440	3.31%	154	249,116	0.38%	365
Total	$3,009,269	2.90%	83	$2,202,648	1.30%	101

Hedging Portfolio
During 2022, the Company has realized substantial gains on its interest rate hedges that were recognized in its GAAP earnings, but because these derivative instruments were designated for tax purposes as hedges of the Company's financing arrangements, the realized gains will be amortized into REIT taxable income over the next several years. The Company's estimated deferred tax hedge gains from its interest rate hedging portfolio was $512.9 million as of September 30, 2022, which is a significant increase from $27.0 million as of December 31, 2021. On a tax basis, the benefit for the third quarter of 2022 was $9.4 million, or $0.21 per share, which mitigates the impact of higher financing costs. These hedge gains will be part of the Company's distribution requirements along with net interest income and other ordinary gains and losses.
The following table provides the projected amortization of our deferred tax hedge gain as of September 30, 2022 that will be recognized as taxable income over the periods indicated:

Period of Recognition for Remaining Hedge Gains, Net	September 30, 2022
($ in thousands)
First quarter 2022	$(560)
Second quarter 2022	1,950
Third quarter 2022	9,376
Fourth quarter 2022	11,778
First quarter 2023	12,343
Second quarter 2023	12,352
Third quarter 2023	12,385
Fourth quarter 2023	12,476
Fiscal year 2024	52,128
Fiscal year 2025 and thereafter	388,715
$512,943

During the third quarter of 2022, the Company increased its short position in U.S. Treasury futures by $810.0 million and purchased $750.0 million in options on 10-year U.S. Treasury futures. As of September 30, 2022, the Company held short positions of $4.4 billion in 10-year U.S. Treasury futures and $740.0 million in 5-year U.S. Treasury futures and had $750.0 million in options on 10-year U.S. Treasury futures.

Consolidated Balance Sheets
($s in thousands except per share data)	September 30, 2022	June 30, 2022
ASSETS	(unaudited)	(unaudited)
Cash and cash equivalents	$260,385	$325,679
Cash collateral posted to counterparties	246,168	111,449
Mortgage-backed securities (including pledged of $2,903,659 and $2,373,246, respectively), at fair value	3,150,306	2,659,386
Mortgage loans held for investment, at fair value	3,073	3,412
Due from counterparties	352,310	2,516
Derivative assets	13,865	81,919
Accrued interest receivable	16,090	13,097
Other assets, net	7,368	6,879
Total assets	$4,049,565	$3,204,337

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,009,269	$2,202,648
Due to counterparties	147,925	71,894
Derivative liabilities	99,670	12,559
Cash collateral posted by counterparties	—	59,234
Accrued interest payable	4,909	1,811
Accrued dividends payable	8,151	7,608
Other liabilities	8,374	6,217
Total liabilities	3,278,298	2,361,971

Shareholders’ equity:
Preferred stock	$107,843	$107,843
Common stock	463	435
Additional paid-in capital	1,264,831	1,218,298
Accumulated other comprehensive income	(196,629)	(145,521)
Accumulated deficit	(405,241)	(338,689)
Total shareholders' equity	771,267	842,366
Total liabilities and shareholders’ equity	$4,049,565	$3,204,337

Preferred stock aggregate liquidation preference	$111,500	$111,500
Book value per common share	$14.23	$16.79
Common shares outstanding	46,350,130	43,517,234

Consolidated Comprehensive Statements of Income (Loss) (unaudited)				Nine Months Ended
	Three Months Ended
($s in thousands except per share data)	September 30, 2022	June 30, 2022	March 31, 2022	September 30, 2022
Interest income	$20,404	$18,335	$17,427	$56,167
Interest expense	(13,282)	(4,262)	(1,748)	(19,292)
Net interest income	7,122	14,073	15,679	36,875

Realized loss on sale of investments, net	(70,967)	(18,550)	—	(89,517)
Unrealized loss on investments, net	(69,197)	(65,103)	(111,251)	(245,551)
Gain on derivative instruments, net	96,947	106,412	220,211	423,570
Other operating expense, net	(433)	(295)	(321)	(1,049)
General and administrative expenses (1)	(10,146)	(7,201)	(7,109)	(24,456)
Net (loss) income	(46,674)	29,336	117,209	99,872
Preferred stock dividends	(1,923)	(1,923)	(1,923)	(5,770)
Net (loss) income to common shareholders	$(48,597)	$27,413	$115,286	$94,102

Other comprehensive income:
Unrealized loss on available-for-sale investments, net	(65,133)	(60,910)	(91,340)	$(217,383)
Reclassification of realized loss on available-for-sale investments	14,025	—	—	14,025
Total other comprehensive loss	(51,108)	(60,910)	(91,340)	(203,358)
Comprehensive (loss) income to common shareholders	$(99,705)	$(33,497)	$23,946	$(109,256)

Net (loss) income per common share-basic	$(1.07)	$0.70	$3.14	$2.33
Net (loss) income per common share-diluted	$(1.07)	$0.69	$3.11	$2.31
Weighted average common shares-basic	45,348	39,190	36,725	40,453
Weighted average common shares-diluted	45,348	39,576	37,111	40,741
Dividends declared per common share	$0.39	$0.39	$0.39	$1.17
(1)General and administrative expenses include non-recurring severance expenses of $2.7 million related to the departure of the Company's former CFO in August 2022.

Use of Non-GAAP Financial Measures
In evaluating the Company’s financial and operating performance, management considers book value per common share, total economic return to common shareholders, and other operating results presented in accordance with GAAP as well as certain non-GAAP financial measures, which include the following: earnings available for distribution (“EAD”) to common shareholders, adjusted net interest income and the related metric adjusted net interest spread. Management believes these non-GAAP financial measures may be useful to investors because they are viewed by management as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and, with respect to EAD, net of other normal recurring operating income/expenses. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in these non-GAAP financial measures because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date.
However, these non-GAAP financial measures are not a substitute for GAAP earnings and may not be comparable to similarly titled measures of other REITs because they may not be calculated in the same manner. Furthermore, though EAD is one of several factors our management considers in determining the appropriate level of distributions to common shareholders, it should not be utilized in isolation, and it is not an accurate indication of the Company’s REIT taxable income or its distribution requirements in accordance with the Tax Code.
Reconciliations of the non-GAAP financial measures used in this earnings release to the most directly comparable GAAP financial measure are presented below.

	Three Months Ended
($s in thousands except per share data)	September 30, 2022	June 30, 2022
Comprehensive loss to common shareholders	$(99,705)	$(33,497)
Less:
Change in fair value of investments, net (1)	191,272	144,563
Change in fair value of derivative instruments, net (2)	(80,665)	(95,338)
EAD to common shareholders	$10,902	$15,728

Weighted average common shares	45,348	39,190
Comprehensive (loss) income per common share	$(2.20)	$(0.85)
EAD per common share	$0.24	$0.40

Net interest income	$7,122	$14,073
TBA drop income (3)	16,282	11,074
Adjusted net interest income	$23,404	$25,147
Other operating expense, net	(433)	(295)
General and administrative expenses	(10,146)	(7,201)
Preferred stock dividends	(1,923)	(1,923)
EAD to common shareholders	$10,902	$15,728

Net interest spread	0.23%	1.50%
Impact from TBA drop income (4)	0.89%	0.34%
Adjusted net interest spread	1.12%	1.84%
(1)Amount includes realized and unrealized gains and losses from the Company's MBS and other investments.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes TBA drop income.
(3)TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(4)The Company estimates TBA implied net interest spread to be 1.98% and 2.40% for the three months ended September 30, 2022 and June 30, 2022, respectively.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, volatility and disruption in national and international financial markets; adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; ability to find suitable investment opportunities; changes in economic conditions, including an increased rate of inflation; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business and/or status as a real estate investment trust; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital, employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

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